Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WATERS CORPORATION

WATERS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify, pursuant to Section 242 of the General Corporation Law of the State of Delaware, that:

FIRST: The name of the Corporation is Waters Corporation.

SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on December 6, 1991 under the name WCD Investors Inc.

THIRD: Article EIGHTH of the Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation shall be amended to read in its entirety as follows:

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable. No amendment to or repeal of this provision shall apply to, or have any effect on, the liability or alleged liability of any Director or officer for, or with respect to, any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

FOURTH: This amendment of the Second Amended and Restated Certificate of Incorporation, as amended, has been duly adopted by the vote of the Board of Directors of the Corporation, at a duly called Regular Meeting of the Board, and thereafter duly adopted by the vote of the Corporation’s stockholders at the Annual Meeting of Stockholders.

FIFTH: This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Waters Corporation has caused this certificate to be signed by Keeley A. Aleman, its Senior Vice President, General Counsel and Secretary, as of this 24th day of June, 2024.

WATERS CORPORATION

By:	/s/ Keeley A. Aleman
Name:	Keeley A. Aleman
Title:	Senior Vice President, General Counsel and Secretary